SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement
     [ ] Confidential, for use of the Commission only (as permitted by
          Rule 14a-6(e)(2))
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                         BELLWETHER EXPLORATION COMPANY
                (Name of Registrant as Specified in Its Charter)

    _______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) or Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         ____________________________________________________________________

     (2) Aggregate number of securities to which transactions applies:

         ____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ____________________________________________________________________

     (4) Proposed maximum aggregate value of transaction:

         ____________________________________________________________________

     (5) Total fee paid:

         ____________________________________________________________________

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

         ____________________________________________________________________

     (2) Form, Schedule or Registration Statement No.:

         ____________________________________________________________________

     (3) Filing party:

         ____________________________________________________________________

     (4) Date filed:

         ____________________________________________________________________

                         BELLWETHER EXPLORATION COMPANY
                         1221 LAMAR STREET, SUITE 1600
                           HOUSTON, TEXAS 77010-3039
                                 (713) 650-1025

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Bellwether Exploration Company which will be held at the Houston Center Club, 1100 Caroline Street, Houston, Texas, on Friday, November 17, 1995, at 10:00 a.m.

         The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. The annual report to Stockholders for fiscal year 1995 is being mailed to Stockholders along with these proxy materials.

         It is important that your shares be represented at the meeting, regardless of the size of your holdings. We urge you to return the signed proxy in the enclosed envelope as soon as possible. If you do attend the meeting in person, you may withdraw your proxy and vote your stock if you so desire. We value your opinions and encourage you to participate in the Annual Meeting by voting your proxy.
                                   Very truly yours,

                                   J. DARBY SERE
                                   J. Darby Sere
                                   President and Chief Executive Office

                         BELLWETHER EXPLORATION COMPANY
                          1221 LAMAR STREET, SUITE 1600
                            HOUSTON, TEXAS 77010-3039

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 17, 1995

TO THE STOCKHOLDERS OF
  BELLWETHER EXPLORATION COMPANY:

         The Annual Meeting of Stockholders of BELLWETHER EXPLORATION COMPANY (the "Company") will be held at the Houston Center Club, 1100 Caroline Street, Houston, Texas at 10:00 a.m., Houston time, on Friday, November 17, 1995, for the following purposes:

         1. To elect the nominees of the Board of Directors to serve until their successors are duly elected and qualified.

         2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche, LLP as the independent auditors of the Company for the year ending June 30, 1996.

         3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         Stockholders of record at the close of business on October 9, 1995, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

         You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy and return it promptly.

                                           Sincerely,

                                           J. DARBY SERE
                                           J. Darby Sere
                                           President and Chief Executive Officer
Houston, Texas
October 17, 1995

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

       TO ENSURE REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE AND
         SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING
      ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF MAILED IN THE UNITED
                                     STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                      -------------------------------------

                         BELLWETHER EXPLORATION COMPANY
                                1221 LAMAR STREET
                                   SUITE 1600
                            HOUSTON, TEXAS 77010-3039
                                 (713) 650-1025

                      ------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 17, 1995
                      ------------------------------------

                                  INTRODUCTION

         This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Bellwether Exploration Company (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Friday, November 17, 1995 (the "Annual Meeting") at 10:00 a.m. local time at the Houston Center Club, 1100 Caroline Street, Houston, Texas, and at any adjournment thereof, for the purposes set forth in this Proxy Statement.

         This Proxy Statement and the enclosed form of proxy are being mailed on or about October 17, 1995, to the Stockholders of record as of October 9, 1995. The annual report to Stockholders for the Company's fiscal year ended June 30, 1995, is also being mailed to Stockholders contemporaneously with this Proxy Statement, although the annual report does not form a part of the material for the solicitation of Proxies.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

         Unless otherwise indicated, proxies in the form enclosed that are properly executed, duly returned and not revoked will be voted in favor of:

         (1) the election of the eight nominees to the Board of Directors of the Company named herein; and

         (2) the ratification of the appointment of Deloitte & Touche, LLP as independent auditors for the Company for the current fiscal year ending June 30, 1996.

         The Board of Directors is not presently aware of other proposals which may be brought before the Annual Meeting. In the event other proposals are brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with what they consider to be in the best interests of the Company and its Stockholders.

                              VOTING REQUIREMENTS

         The Board of Directors of the Company has fixed the close of business on October 9, 1995, as the record date (the "Record Date") for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had issued and outstanding 9,045,479 shares of its common stock, $.01 par value ("Common Stock"). A complete list of all Stockholders entitled to vote at the Annual Meeting will be open for examination by any Stockholder during normal business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 1221 Lamar, Suite 1600, Houston, Texas 77010. Such list will also be available at the Annual Meeting and may be inspected by any Stockholder who is present. Only the record owners of the Company's Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting.

                            QUORUM AND OTHER MATTERS

         The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each share of Common Stock is entitled to one vote, in person or by proxy, with respect to the election of directors and any other proposals properly brought before the Annual Meeting.

         Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees which are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "non-vote") for voting on some or all other matters.

         Directors will be elected by a favorable vote of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. All other matters to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not entitled to vote on such matters, and therefore will not count as votes for or against any of the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

         Votes at the Annual Meeting will be tabulated by an Inspector of Election appointed by the Company.

                                PROXY INFORMATION

         The enclosed form of proxy may be revoked at any time prior to its exercise by executing a new proxy with a later date, by voting in person at the Annual Meeting, or by giving written notice of revocation to Roland E. Sledge, Secretary of the Company, at any time before the proxy is voted at the Annual Meeting. Please ensure that your shares will be voted by signing, dating and returning the enclosed form of proxy in the enclosed postage-paid envelope.

                       BENEFICIAL OWNERSHIP OF SECURITIES

MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of the Record Date, the name, address, and number of shares of Common Stock owned beneficially by (a) all persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock and (b) each director (c) each nominee for director (d) each of the executive officers named in the Summary Compensation Table, and (e) all executive officers and directors of the Company as a group. The information set forth in the following table is based on public filings made with the Securities and Exchange Commission (the "Commission") as of the Record Date and certain information supplied to the Company by the persons listed below. Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

           NAME AND                     AMOUNT AND NATURE       PERCENT
          ADDRESS OF                      OF BENEFICIAL           OF
       BENEFICIAL OWNER                     OWNERSHIP            CLASS
------------------------------          -----------------       -------
Allstate Insurance Company
  3075 Sanders Road, Suite G5B
  Northbrook, Illinois  60062              1,340,584              14.8

Torchmark Corporation
  2001 Third Avenue South
  Birmingham, Alabama  35233                 750,196(a)            8.3

Alpine Investment Partners
  767 Fifth Avenue
  New York, New York  10153                  729,832(b)            8.1

Pacus (UK) Limited
  Audrey House
  Ely Place
  London EC1N 6SN England                    506,568               5.6

The Mitchell Group, Inc.
  1100 Louisiana, Suite 4810
  Houston, Texas  77002                      494,274               5.5

J. P. Bryan                                  884,411(c)            9.5

J. Darby Sere                                240,060(d)            2.6

A. K. McLanahan                               11,593(e)              *

Vincent H. Buckley                             6,843(e)              *

Dr. Jack Birks                                 6,843(e)              *

Michael D. Watford                           271,504(f)            2.9

C. Barton Groves                             185,625(g)            2.0

Habib Kairouz                                  4,000(h)              *

All officers and directors
as a group (12 persons)                    1,552,934(i)           15.6
    (footnotes on next page)

*        Under 1%

(a) Of the 750,196 shares indicated as beneficially owned by Torchmark Corporation ("Torchmark"), 187,500 shares are issuable pursuant to a warrant issued to Torch Energy Advisors Incorporated ("Torch"), 21,507 shares are directly owned by Torch and 541,189 are owned by other wholly owned subsidiaries of Torchmark.

(b) Jan Philipp F. Reemtsma and Joshua Ruch may be deemed to be the beneficial owners of the shares held in the name of Alpine Investment Partners. Messrs. Reemtsma and Ruch share voting and dispositive power over 716,006 of such shares, and Mr. Ruch has sole voting and dispositive power over 13,826 of such shares. Amount shown includes 1,242 shares beneficially owned by Mr. Ruch held in the name of XBF Inc.

(c) Includes the shares owned by Torch and other subsidiaries of Torchmark described in note (a). Mr. Bryan is an executive officer and director of each of the Torchmark subsidiaries that beneficially own such shares and he disclaims beneficial ownership of such shares. Also included are 121,720 shares which Mr. Bryan has the right to acquire, within 60 days, pursuant to options. Excludes 6,250 shares owned by Mr.
         Bryan's wife as to which he has no voting or dispositive power.

(d) Includes 213,670 shares that Mr. Sere has the right to acquire within 60 days pursuant to vested incentive stock options. Does not include 6,000 shares owned by Mr. Sere's wife as to which he has no voting or dispositive power.

(e) Includes 6,843 shares which the director has the right to acquire within 60 days pursuant to options.

(f) Includes the shares owned by Torch described in note (a) and 50,000 shares that Mr. Watford has the right to acquire within 60 days pursuant to options. Mr. Watford is an executive officer of each of these corporations, and disclaims benefical ownership of such shares.

(g) Includes 150,000 shares that Mr. Groves has the right to acquire within 60 days pursuant to options. The remaining shares are owned by CBGX, Inc., a corporation wholly owned by Mr. Groves.

(h) Includes 4,000 shares which the director has the right to acquire with in 60 days pursuant to options.

(i) Includes the following: the shares beneficially owned by Messrs. Bryan and Watford as described in notes (c) and (f); shares which directors of the Company have the right to acquire pursuant to options, as described in note (d), (e), (g) and (h); and 75,000 and 50,000 shares that Kenneth W. Welch and Charles C. Green, III, respectively, have the right to acquire within 60 days pursuant to options.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

NOMINEES

         Each incumbent director identified in the table below is a nominee for election as a director of the Company. The term of office for which the following persons are nominated will expire at the time of the 1996 Annual Meeting of Stockholders of the Company or when their respective successors shall have been elected and qualified. It is the intention of the persons named in the accompanying proxy that proxies will be voted for the election of the eight nominees named below unless otherwise indicated thereon. Should any nominee for the office of director named herein become unable or unwilling to accept nomination or election, the person or persons acting under the proxies will vote for the election in his stead such other person as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the Board of Directors, the nominees intend to serve the entire term for which election is sought. The Bylaws of the Company provide for the Board of Directors to consist of no less than three and no more than nine members.

         Directors will be elected by a majority vote of the shares of Common Stock present, in person or by proxy, at the Annual Meeting. The Board of Directors recommends a vote FOR each of the nominees listed and, unless marked to the contrary, proxies received from a Stockholder will be voted for the election of such nominees.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table provides information with respect to the nominees for director, each of whom is currently a director, and present executive officers of the Company and the Company's wholly owned subsidiary, Odyssey Petroleum Company ("Odyssey"). Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

                                COMPANY
                               POSITION                  PRESENT
        NAME             AGE     SINCE               COMPANY POSITION
--------------------     ---   --------     ----------------------------------
J. P. Bryan              55     1987        Chairman of the Board

J. Darby Sere            48     1988        Director, President and
                                            Chief Executive Officer

Charles C. Green III     49     1992        Vice President and
                                            Assistant Secretary

Roland E. Sledge         50     1987        Vice President and Secretary

Michael B. Smith         34     1995        Vice President and Chief Financial
                                            Officer

C. Barton Groves         57     1994        Director of the Company;
                                            President of Odyssey

                                 COMPANY
                                POSITION                 PRESENT
     NAME                 AGE     SINCE              COMPANY POSITION
------------------        ---   --------    ----------------------------------
Kenneth W. Welch          38     1994       Vice President - Land of Odyssey

Dr. Jack Birks            75     1988       Director

Vincent H. Buckley        73     1987       Director

Habib Kairouz             29     1994       Director

A. K. McLanahan           69     1987       Director

Michael D. Watford        41     1994       Director

         Mr. Bryan has been Chairman of the Board of the Company since August 31, 1987, and was Chief Executive Officer of the Company from June 30, 1994 to January 25, 1995. On January 25, 1995, Mr. Bryan became Chief Executive Officer of Gulf Canada Resources Limited. He has been Chairman of the Board of Nuevo Energy Company ("Nuevo") since March 1990 and was Chief Executive Officer from March 1990 to January 1995. Mr. Bryan has also been Chairman of the Board and Chief Executive Officer of Torch and its predecessor since January 1, 1985. Mr. Bryan is a member of the Board of Directors of Torchmark and Republic Waste Industries.

         Mr. Sere has been Chief Executive Officer of the Company since January 25, 1995, President since March 7, 1988, and a director since March 25, 1988. Mr. Sere was Chief Executive Officer of the Company from March 7, 1988, to June 29, 1994. He was a consultant with Patrick Petroleum Company, an independent oil and gas company, from September 1987 to February 1988 and was a co-founder, President, Chief Executive Officer and a director of Bayou Resources, Inc., an independent oil and gas exploration and development company, from January 1982 until its acquisition by Patrick Petroleum Company in August 1987. Mr. Sere served in various positions with Howell Corporation and Howell Petroleum Corporation, an independent oil and gas company, from 1977 to 1981, the last of which was Executive Vice President.

         Mr. Green, Vice President and Assistant Secretary, has been an officer of the Company since December 31, 1992, and of Torch since November 1992. He currently serves as Vice Chairman and Chief Investment Officer of Torch. For over ten years prior to joining Torch as the senior financial officer, Mr. Green was President and Chief Operating Officer of Treptow Development Company, a real estate development company. Previously, at J. P. Morgan Investment Management, he was Vice President and Senior Portfolio Manager and Head of International Fixed Income in London (1974-1982) and, in New York, was Assistant Vice President in the Investment Department (1973-1974) and Investment Research Officer and Energy Analyst (1969-1973).

         Mr. Sledge, Vice President and Secretary of the Company since September 1, 1987, is Senior Vice President, Secretary and General Counsel of Torch and has been an officer with Torch and its predecessor since July 1983. He was an attorney with the law firm of Watt, White & Craig, Houston, Texas from 1980 to 1983.

         Mr. Smith has been Vice President and Chief Financial Officer of the Company since September 1995. He has also been Vice President and Chief
Financial Officer of Nuevo since September 1995. Mr. Smith joined Torch in April 1995 as Vice President of Acquisitions and Financial Analysis and in September 1995 became Torch's Chief Financial Officer. Prior to joining
Torch, Mr. Smith held various positions in finance with ARCO beginning August 1989, the last of which was Financial Advisor in the Corporate Treasury department.

         Mr. Groves has been President of Odyssey and a director of the Company since August 26, 1994. He was President of the managing general partner of Odyssey Partners Ltd., the predecessor in interest of Odyssey (the "Odyssey Partnership"), from 1986 to August 1994. Between 1973 and 1986, Mr. Groves held various positions with Diamond Shamrock Corporation, including President of its Diamond Shamrock Exploration Company subsidiary.

         Mr. Welch has been Vice PresidentCLand of Odyssey since August 26, 1994. From 1987 to August 1994, Mr. Welch was Land Manager of the Odyssey Partnership. Between 1979 and 1987, Mr. Welch held Area Landman and Senior Landman positions with Enserch Exploration, Inc., Penn Resources, Inc., and Moore McCormack Energy, Inc.

         Dr. Birks has been a Director of the Company since 1988. He is Chairman of the Board of North American Gas Investment Trust Plc. and
Midland & Scottish Resources Plc. He is life president of British Marine Technology Limited. Dr. Birks served as Chairman of the Board of British Marine Technology Limited from 1985 to 1995; as Chairman of the Board of Charterhouse Petroleum Plc from 1982 to 1986; as Chairman of the Board of London American Energy Inc. from 1982 to 1988; as Vice Chairman of the Board of Petrofina (UK) Limited from 1986 to 1989; and as a director of George Wimpey Plc, a construction company, from 1982 to May 1990.

         Mr. Buckley has been a Director of the Company since 1987. He has been Of Counsel to the law firm of Liddell, Sapp, Zivley, Hill & LaBoon since January 1989. He serves as a Director of Enron Cactus III Corporation, Houston, Texas, an oil and gas company, and as a Director on the Houston Medical Area Advisory Board of Texas Commerce Bank National Association. Mr. Buckley was President and Chief Executive Officer of Cockburn Oil Corporation from August 1984 until September 1, 1988, and was Vice President of Apache Corporation, an oil and gas company, Denver, Colorado, from October 1982 to August 1984.

         Mr. Kairouz has been a director of the Company since August 26, 1994. Since December 1993 he has been employed by Rho Management Company, Inc., an investment advisory firm which serves as advisor to the principal investor of Alpine Investment Partners. Prior to that, Mr. Kairouz was employed for five years in investment banking at the firms of Jesup & Lamont Securities, Inc. and more recently, Reich & Co., Inc. Under the agreement pursuant to which the Company acquired Odyssey, certain former owners ("Owners") of the Odyssey Partnership acquired the right to designate one representative to the Company's board of directors. Pursuant to such agreement, until the earlier to occur of the five-year anniversary of the closing of such acquisition or the date such Owners no longer own at least 5% of the outstanding Common Stock, the Company is obligated to nominate and recommend to the Company's Stockholders one representative of the Owners. Mr. Kairouz is the person so designated by the Owners.

         Mr. McLanahan has been a director of the Company since November 6, 1987. He has been a First Vice President of PaineWebber Incorporated since January, 1995. He was a Vice President of Kidder Peabody & Co., Inc., an investment banking firm from April 1985 until its sale to PaineWebber Incorporated in 1995. From April 1982 to April 1985 he served as a Senior Vice President and Branch Office Manager of Donaldson, Lufkin & Jenrette, Inc., Houston, Texas, an investment banking firm.

         Mr. Watford has a been a Director of the Company since March 1994. He has been Chief Executive Office of Nuevo since January 1995 and President, Chief Operating Officer, and a member of the Board of Directors of Nuevo since February 1994. He was President of Torch Energy Marketing, Inc., a subsidiary of Torch, from 1990 until April 1995 and was Director of Natural Gas Marketing for Meridian Oil, Inc. from 1985 until 1990. Mr. Watford was employed by Superior Oil Company from 1981 until 1985 and Shell Oil Company from 1975 until 1981.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth the past three years cash compensation and certain other components of the compensation of J. Darby Sere, the Company's President and Chief Executive Officer and C. Barton Groves, President of Odyssey, who were the only officers of the Company in fiscal 1995 whose total salary and bonus exceeded $100,000. All other executive officers of the Company are also officers or employees of Torch and provided services to the Company (including holding executive officer positions with Company) pursuant to the Management Agreement between the Company and Torch (the "Management Agreement"). Executive officers who perform services for the Company under the Management Agreement received no compensation from the Company other than the grant of stock options under the 1994 Stock Incentive Plan and were all compensated primarily by Torch.

                      ANNUAL COMPENSATION                                           LONG TERM COMPENSATION
                                                                              AWARDS                    PAYOUTS
---------------------------------------------------------------     -----------------------       ----------------------
                                                        OTHER                                                     ALL
   NAME AND                                            ANNUAL       RESTRICTED      NUMBER                       OTHER
  PRINCIPAL                                           COMPENSA-        STOCK          OF           LTIP        COMPENSA-
  POSITION      YEAR       SALARY          BONUS       TION(1)       AWARD(S)       OPTIONS       PAYOUTS       TION(2)
-------------   ----    ------------      -------     ---------     ----------      -------       -------      ---------
J. Darby
Sere
President       1995    $158,000            $0           $0             $0          234,450         $0          $8,450
                1994    $147,000          $16,500        $0             $0             0            $0          $7,561
                1993    $140,000(3)         $0           $0             $0             0            $0           $995
C.  Barton
Groves          1995    $125,000            $0           $0             $0          150,000         $0          $21,013
President of    1994         $0             $0           $0             $0             0            $0            $0
Odyssey         1993         $0             $0           $0             $0             0            $0            $0

(1) These amounts do not include the value of the benefit to Mr. Sere of the use of a Company-owned automobile used primarily for commuting to the Company; the expense of a $7,110 per month disability insurance policy under which Mr. Sere is the insured, the premiums of which are paid by the Company; and the expenses of Mr. Sere's membership in certain professional and athletic clubs. While some personal benefit may be derived from the foregoing, the expenses are considered by the Company to be ordinary, necessary and reasonable to its business and such expenses did not exceed $10% of Mr. Sere's salary in fiscal 1995.

(2) Represents premiums paid on a $500,000 term life insurance policy for Mr. Sere and an annual payment pursuant to a Simplified Employee Pension Plan. Consists of $17,000 per year for personal benefit plans paid to Mr. Groves in lieu of certain Company benefits and amounts paid for a car allowance.

(3)      Includes $2,000 paid by the Company as a guaranteed "IRA bonus".

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth the individual grants of options to purchase Common Stock which were made during 1995 to the executive officers named in the Summary Compensation Table.

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                               ANNUAL RATES OF
                                  % OF TOTAL                                     STOCK PRICE
                                   OPTIONS                                      APPRECIATION
                    NUMBER OF      GRANTED       PER SHARE                   FOR OPTION TERM(1)
                     OPTIONS     TO EMPLOYEES    EXERCISE    EXPIRATION    ---------------------
    NAME             GRANTED        IN 1995        PRICE        DATE         5%           10%
-------------       ---------    ------------    ---------   ----------    -------     ---------
J. Darby Sere         25,000         5.6%          $5.75     5/26/2005    $ 90,404    $  229,101

C. Barton
  Groves             150,000        33.3%          $5.75     8/26/2004    $542,421    $1,374,603
C. Barton
  Groves              15,000         3.3%          $5.75     5/25/2005    $ 54,243    $  137,461


(1) In accordance with the rules of the Securities and Exchange Commission, this column illustrates the gains that may exist for the respective options assuming the price of the Company's Common Stock appreciates at constant rates from the date of grant of an option until the expiration of its term. This valuation model is hypothetical. The actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL-YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

         The following table sets forth certain information concerning the exercise in fiscal 1995 of options to purchase Common Stock by the executive officers named in the Summary Compensation Table and the number and value of unexercised options to purchase Common Stock held by such individuals at June 30, 1995. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the June 30, 1995 price of the Common Stock. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of Common Stock at the time the stock option is exercised. There is no assurance that the values of unexercised, "in-the-money" stock options reflected in this table will be realized.

                                                        NUMBER OF                    VALUE OF UNEXERCISED
                    NUMBER OF                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS AT
                     SHARES                          AT JUNE 30, 1995                   JUNE 30, 1995(1)
                    ACQUIRED         VALUE     ----------------------------     ----------------------------
    NAME          ON EXERCISES     REALIZED    EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
-------------     ------------     --------    -----------    -------------     -----------    -------------
J. Darby Sere         $0             $0         165,780          93,670           $96,502         $83,504
C. Barton
  Groves              $0             $0         150,000          15,000           $37,500          $3,750


(1)      Based upon $6.00, the closing price of Common Stock on June 30, 1995.

EMPLOYMENT ARRANGEMENTS

         In connection with the Odyssey acquisition, the Company entered into a two-year employment agreement (the "Employment Agreement") with Mr. Groves, pursuant to which the Company agreed to employ Mr. Groves as President of Odyssey, to appoint him a director of the Company and to nominate him as a director at each annual meeting during the term of the Employment Agreement. Mr. Groves will be paid a base salary of no less than $150,000 and was granted options under the 1994 Stock Incentive Plan to purchase 150,000 shares of Common Stock at the market price of the stock on the closing date of the Odyssey acquisition. Mr. Groves is also entitled to a car allowance, to participate in certain of the Company's employee benefit plans and to be paid an additional $17,000 per year for personal benefit plans in lieu of certain Company benefits.

         The Odyssey acquisition agreement initially obligated Odyssey to employ Mr. Welch at a salary comparable to his salary at the former Odyssey Partnership, and to permit him to participate in the Company's employee benefit plans. Mr. Welch's continuing employment is at the discretion of the Board of Directors.

LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR

         At this time, the Company does not have a long-term incentive plan for its employees, other than the 1988 Non-Qualified Stock Option Plan and the 1994 Stock Incentive Plan.

1988 STOCK OPTION PLAN

         In 1988, the Board of Directors and stockholders approved the Company's 1988 Non-Qualified Stock Option Plan ("1988 Plan"). The Company has reserved 131,325 shares of common stock under the 1988 Plan and no further options will be granted under the plan. Options under the 1988 Plan may be granted by the Compensation Committee to any director, executive officer or key employee of the Company. The exercise price of an option is 100% of the fair market value on the date of the grant. Options granted under the 1988 Plan may be exercised at any time for up to 10 years from the date of grant but prior to termination of the 1988 Plan on March 25, 1998, or such shorter time as the Compensation Committee determines.

1994 STOCK INCENTIVE PLAN

         In 1994, the Board of Directors adopted the Bellwether Exploration Company 1994 Stock Incentive Plan (the "1994 Plan"). The Company has reserved 825,000 shares of Common Stock under the 1994 Plan.

         The 1994 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards are granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1994 Plan. The option price per share of Common Stock deliverable upon the exercise of a Stock Option shall be 100% of the fair market value of a share of Common Stock on the date the Stock Option is granted.

         Directors, officers and key employees of the Company and officers and key employees of Torch who render services for the Company under the Management Agreement are eligible to receive stock options or performance shares under the 1994 Plan. Members of the Board of Directors who are not employed by the Company ("Non-employee Directors") receive annual automatic grants of stock options.

INFORMATION CONCERNING THE OPERATION OF THE BOARD OF DIRECTORS

         The small size of the Board of Directors lends itself to frequent informal discussions of Company matters among its members. The Board of Directors met formally six times and executed seven unanimous consents during the fiscal year ended June 30, 1995.

         The Company has a Compensation Committee comprised of Messrs. Birks, McLanahan and Buckley (the "Compensation Committee"). The function of the Compensation Committee is to administer the 1988 Stock Option Plan and the 1994 Stock Incentive Plan, to establish the compensation of the Company's President and Chief Executive Officer and to review the compensation of the other employees of the Company. The Compensation Committee generally meets quarterly to review Torch's performance under the Management Agreement. See "Transactions with Related Parties - Management Agreement." The Management Agreement may be terminated by the Compensation Committee, as provided in the Management Agreement. The Company formed an Audit Committee in March 1995. The Audit Committee is composed of Messrs. McLanahan and Buckley and Dr. Birks. The primary function of the Audit Committee is to review the annual audit of the Company's financial statements with the Company's independent accountants. The Audit Committee did not meet during fiscal 1995. During fiscal 1995, each director attended at least 75% of the total number of meetings of the Board of Directors, and the total number of meetings held by all Committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Company's Compensation Committee are Messrs. Birks, Buckley and McLanahan. The service of these individuals on the Compensation Committee does not create any corporate interlocks or insider participation between the Company's Compensation Committee and another entity.

COMPENSATION OF DIRECTORS

         Directors of the Company who are neither officers nor employees of the Company or Torch received $2,000 per meeting of the Board of Directors attended during the fiscal year ended June 30, 1995, and were reimbursed for reasonable expenses incurred in attending such meetings. Directors who are officers or employees of the Company or Torch did not receive any additional compensation for services as members of the Board of Directors. The Company paid a total of $32,000 in director fees for the fiscal year ended June 30, 1995. Each non-employee board member also receives an annual grant of 2,000 options under the 1994 Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee, a committee of the Board of Directors, is responsible for establishing policies concerning the compensation of the Company's executive officers. The report of the Compensation Committee describing the Company's compensation philosophy and objectives is presented below.

                          COMPENSATION COMMITTEE REPORT

         As members of the Compensation Committee, we are responsible for administration of the Company's 1988 Non-Qualified Stock Option Plan and the 1994 Stock Incentive Plan. We also evaluate compensation levels of management and review with the Board of Directors the various factors affecting compensation of the Company's highest paid officers. In addition, the Compensation Committee considers management succession and related matters.

         The Compensation Committee has reviewed the compensation for J. Darby Sere, the President and Chief Executive Officer of the Company, and C. Barton Groves, President of Odyssey, for 1995 and has concluded that each of their compensation was reasonable in view of the Company's performance and their respective contributions to that performance. Generally, such compensation was comprised of three elements: (1) base compensation; (2) incentive bonus; and (3) stock options.

         The Committee continues to endorse the compensation policy of the Company, which is that a substantial portion of the annual compensation of each officer must be related to the performance of the Company, as well as the particular contribution of each officer.

         The specific bonus an executive receives is dependent on individual performance and level of responsibility. Assessment of the officer's relative performance is made annually based on a number of factors which include initiative, business judgement, technical expertise, and management skills. For purposes of determining compensation, the Compensation Committee also considers the Company's performance compared with its performance in the previous year as well as the status of goals set by the Company at the beginning of each year.

         For 1995, as compared to 1994, the Compensation Committee noted an 80% increase in revenues, an 88% increase in operating cash flows, and a 16% increase in the Company's net income.

         As provided for in the Management Agreement between the Company and Torch, all of the salary and bonus of J.P. Bryan, Chairman of the Board and Michael D. Watford, a Director, are paid by Torch Energy and Nuevo and all of the salary and bonus of Roland E. Sledge, Vice President and Secretary, Michael
B. Smith, Vice President and Chief Financial Officer and Charles C. Green, III, Vice President and Assistant Secretary, are paid for by Torch.

     J. Darby Sere was granted a salary increase of $12,000, for a total base salary of $162,000 per year in 1995. This increase was paid as a result of Mr. Sere's overall leadership of the Company, and in particular, his efforts in locating, evaluating, negotiating and closing the two significant acquisitions for the Company in 1995.

         The Committee believes that stock options serve as important long term incentives for executive officers of the Company by encouraging their continued employment and commitment to the performance of the Company. Moreover, the Committee believes that stock options are an excellent means to align the interests of the Company's officers with those of its stockholders.

         The numbers of options that the Compensation Committee grants to executive officers is based on individual performance and level of responsibility. In addition, the Committee strives to grant options at a level sufficient to provide a strong incentive for executives to work for the long-term success of the business. The Committee does not consider the number of options currently held by an executive in determining individual grants since such a factor would create an incentive to exercise options and sell the shares.

         On May 26, 1995, Messrs. Sere and Groves were considered for and granted options to purchase 25,000 and 15,000 shares, respectively. The grants of stock options to Messrs. Sere and Groves were made in recognition of Mr. Sere's efforts in locating, evaluating, negotiating and closing the two significant acquisitions for the Company in 1995 and Mr. Groves efforts in leading the Fausse Pointe 3-D seismic project.

         The main elements of the Company's compensation policy--base salary, bonus and stock options--constitute an appropriate reward for the short and long-term efforts of the Company's executives. The Committee is devoted to the continual evaluation of the compensation of the executive officers of the Company and its principal subsidiaries in order to support the future development of the Company and growth in stockholder value.

                                             Dr. Jack Birks
                                             Vincent H. Buckley
                                             Alexander K. McLanahaN
                                      -14-

                        TRANSACTIONS WITH RELATED PERSONS

RELATIONSHIP WITH TORCH

         MANAGEMENT AGREEMENT. The Company has been managed by Torch since 1987. Torch, headquartered in Houston, Texas, is primarily engaged in the business of providing management and advisory services relating to oil and gas assets for institutional and public investors. As of December 31, 1994, Torch managed assets with an historic acquisition price of approximately $1.3 billion. The Management Agreement, which was amended effective January 1, 1994, is subject to termination by the Compensation Committee of the Board of Directors of the Company, upon twelve months notice. The current term of the Management Agreement expires on December 31, 2002. Thereafter, the agreement renews automatically for successive one-year periods until terminated by either party.

         The Management Agreement requires Torch to administer the business activities of the Company for a monthly fee equal to (i) one-twelfth of two percent of the book value of the Company's assets, excluding cash and cash equivalents, at the end of such month, plus (ii) two percent of operating cash flows during such month. These administrative services include providing the Company with office space, equipment and supplies, retaining and managing accounting, legal, financial, geological, engineering, technical and insurance professionals as needed by the Company, maintaining the books and records of the Company, assisting the Company in determining its capital requirements, preparing any reports or other documents required by governmental authorities, analyzing economic and other data related to the Company's business and otherwise providing general management services and advice to the Company's business. The Company has agreed to indemnify Torch and its affiliates for liabilities incurred by Torch or its affiliates for actions taken under the Management Agreement, other than acts of fraud, willful misconduct or gross negligence of Torch or its affiliates or any of their employees. The Company presently intends to continue to operate under the Management Agreement and, other than the personnel employed by Odyssey, does not presently intend to develop a substantial staff of administrative and management personnel. The executive officers of the Company (with the exception of the President) who are also officers or employees of Torch provide services to the Company pursuant to the Management Agreement and are compensated solely by Torch without reimbursement by the Company. The salary of the President is paid by the Company.

         The Company believes that the terms and fees under the Management Agreement are comparable with those that would result from the negotiation of an arm's length third-party transaction and are fair to the Company. The Management Agreement was amended effective January 1, 1994 and contains a fee structure different from that used in prior agreements. See "Prior Management Agreement." If the Management Agreement had been in effect during the fiscal years ended June 30, 1993 and 1994, the amount payable under the Management Agreement for administrative services would have been $268,000 and $610,000, respectively.

         Under the Management Agreement, the monthly fee for administrative services does not apply to investing and financing services that Torch may provide, at its discretion, to the Company upon the Company's request. For such investing and financing services the Company pays Torch a fee for the Torch employees providing such services on an hourly basis, and certain overhead expenses with respect to such employees and any related expenses. If the Management Agreement had been in effect during the years ended June 30, 1993 and 1994, the Company would have paid Torch $14,318 and $20,000, respectively, for investing and financing services.

         The monthly fee under the Management Agreement also does not include fees for extraordinary investing and financing services, such as bridge financing and merger and acquisition services, that Torch provides to the Company in connection with certain substantial acquisition or financing transactions.

     The Company believes that its working association with Torch significantly enhances the Company's access to capital markets and the number of acquisition prospects to which the Company is exposed and allows the Company to compete for acquisition prospects with greater developmental potential. The Company believes its access to Torch's staff provides accounting, financial, technical and management resources that a business of the Company's size might not otherwise be able to afford.

         In the course of its business, Torch generates potential investments in oil and gas properties, processing plants, gathering systems and pipelines, and other oil and gas assets (collectively "Investments"). Under various partnership and other agreements in which Torch has an interest (the "Institutional Program Agreements"), Torch is required to offer first to certain institutional partnerships and other institutional investors, including subsidiaries of Torchmark (collectively, the "Institutional Programs"), Investments that meet certain criteria set forth under such agreements. Torch also manages Nuevo. Under the Management Agreement and Nuevo Management Agreement, Torch is required to offer to the Company and Nuevo all Investments (i) that are not within the investment parameters of the Institutional Programs, (ii) that the Institutional Programs elect not to pursue and (iii) that are within the scope of the Company's or Nuevo's business. The Institutional Programs may dispose of or farmout Investments, and the Company will not have any preferential right to acquire such Investments. The Company has reviewed the investment criteria of the Institutional Programs and believes that they generally are not competitive with the Company's business and acquisition strategy. No assurances can be made that the investment criteria of Institutional Programs formed by Torch in the future will not compete with the Company's acquisition strategy or that Institutional Programs will not acquire Investments that the Company would otherwise propose to acquire.

         The business and acquisition strategy of the Company and Nuevo are anticipated to overlap regarding certain Investments. The Company, Nuevo and Torch have adopted a policy regarding the rights as between Nuevo and the Company to Investments generated by Torch that Torch is required to offer to the Company and Nuevo. If an Investment is located in the Company's Area of Exclusive Interest (as hereinafter defined), the Investment will be offered first to the Company. If an Investment is located in Nuevo's Area of Exclusive Interest, the Investment will be offered first to Nuevo. Investments located outside of or in both the Areas of Exclusive Interest will be offered by Torch to both the Company and Nuevo. Unless the Company and Nuevo agree otherwise, the Company will be entitled to acquire a 20% interest in the assets representing the Investment, and Nuevo will be entitled to acquire the remaining 80%. With respect to assets that form part of an Investment which is not capable of division, Torch will allocate such assets between Nuevo and the Company in a manner deemed fair and reasonable by Torch, whose decision shall be final and binding.

         The Company's Area of Exclusive Interest is defined as (i) for Investments in an oil and gas property, any geographic area which produces from the same formation as the proposed Investment and in which the Company owns proved reserves with a discounted present value of future net cash flows of $500,000 or more, and (ii) for Investments that are not an oil and gas property, any area in which the Company owns a non-oil and gas property investment with a book value of over $100,000. Nuevo's Area of Exclusive Interest is defined as
(i) for Investments in an oil and gas property, any geographic area which produces from the same formation as the proposed Investment and in which Nuevo owns proved reserves with a discounted present value of future net cash flows of $5 million or more, and (ii) for Investments that are not an oil and gas property, any area in which Nuevo owns a non-oil and gas property investment with a book value of over $1 million.

         The Company will continue to generate its own investments in the future, and neither Torch nor Nuevo will have any right to participate in such investments. The decision to accept an Investment generated by Torch will be made by the Company's management and Board of Directors, some of whom are members of Torch's executive management. The Compensation Committee of the Board of Directors, which is composed of persons who are not employees of Torch or the Company, will meet quarterly to review Torch's performance under the Management Agreement.

     Torch also invests in oil and gas assets for its own account and may do so in the future. In accordance with the Management Agreement, Torch may not acquire an Investment within the scope of the Company's business and acquisition strategy without first offering such Investment to the Company pursuant to the criteria set forth above.

         PRIOR MANAGEMENT AGREEMENT. Prior to January 1, 1994, the fee for administrative services under the management agreements was a fixed amount, plus for services related to certain SEC filings and tax reporting, a fee based on the salaries of the Torch employee rendering the services, on an hourly basis, and certain related overhead expenses for such employees. During the fiscal years ended June 30, 1993, 1994, and 1995, the Company paid Torch fees for these services of $452,000, $637,000 and $1,196,000, respectively. Under the management arrangements in effect prior to January 1, 1994, the Company paid Torch a fee for acquisitions originated by Torch equal to a percentage of the value of the acquisition price. No payments were made for these services during fiscal year 1993. During the year ended June 30, 1994, in connection with the AGRI Acquisition, the Company issued Torch a warrant to purchase 187,500 shares of common stock for $6.40 per share in lieu of cash payments incurred under the management agreement with respect to such transaction.

         PENDING SALE. Torch is currently an indirect, wholly owned subsidiary of Torchmark, a financial services and insurance holding company. In March 1995, Torchmark and Summit entered into a letter of intent pursuant to which Torchmark agreed to sell substantially all of the business of Torch to a corporation to be formed by Summit and management of Torch. Following the consummation of such transaction, Torchmark would continue to own 10% of Torch's outstanding common stock. Closing of such transaction, however, is subject to the fulfillment of several conditions, including the results of a due diligence review and the acquisition of acceptable financing and regulatory approval. No assurance can be given that such transaction will be consummated.

         OTHER RELATIONSHIPS WITH TORCH. Torch markets a portion of the oil and natural gas production for certain properties in which the Company owns an interest. The Company is charged a fee of 2% of revenues for natural gas marketed and a fee based on the difference between the posted and sales price of oil and for oil marketed. For fiscal years ending June 30, 1993, 1994, and 1995, such charges amounted to $5,000, $3,000, and $12,000, respectively. The Company believes such fees were fair to the Company.

         Torch began operating the Gas Plant in December 1993 pursuant to an operating agreement with the Company and other interest owners in the Gas Plant. The amount paid to Torch in connection with such operations during the seven months ended June 30, 1994 and the year ended June 30, 1995, were $39,000 and $71,000, respectively.

         Certain officers and directors of the Company are also officers or employees of Torch.

         CERTAIN ACQUISITIONS. A joint venture 90% owned by the Company (the "Company Venture") acquired 7.6% and 23.3% interests in the Snyder Plant and the Diamond M Plant, respectively, in July 1993. The interests were acquired for $8.45 million. The other partner in the Company Venture is not affiliated with the Company or Torch. In a simultaneous transaction, a joint venture 90% owned by Torch (the "Torch Venture") acquired 4.1% and 12.5% interests in the Snyder Plant and Diamond M Plant, respectively, for $4.55 million. In December 1993, Torch sold its interests in the Torch Venture to Associated Gas Resources, Inc. ("AGRI") for a promissory note in the amount of $4.55 million, which bore interest at 7% per annum. Thereafter, in December 1993, the Company acquired AGRI by merger. In March 1994, the Company repaid the $4.55 million note to Torch with borrowings under an existing credit facility.

         The Company acquired AGRI by merger in December 1993. Under the terms of the management agreement in effect at that time, Torch became entitled to consideration equal to 2.5% of the consideration paid to the shareholders of AGRI. In lieu of this fee, the Company issued Torch a warrant to purchase 187,500 shares of Common Stock for $6.40 per share. The warrant is exercisable at any time prior to December 31, 1998.

     Prior to its acquisition by the Company, since February 1, 1992, AGRI had been managed by Torch. During the fiscal years ending June 30, 1992, 1993, and 1994, AGRI paid Torch management fees of $150,000, $661,357 and $300,000, respectively.

         In connection with the merger of AGRI into the Company, AGRI issued 650,000, 150,000, 150,000 and 50,000 shares of its common stock to Torch, Mr. Bryan, Mr. Watford and an employee of Torch, respectively. In connection with the Company's acquisition of AGRI, the shares owned by Torch, Mr. Bryan, Mr. Watford and the employee were converted into 54,151, 12,497 and 12,497 shares of Common Stock, and $25,000, respectively.

         ALABAMA FERRY ACQUISITION. In 1992, the Company acquired a working interest in the Alabama Ferry North Unit and Torch acquired a net profits interest carved out of the working interests. Torch resold its net profits interest to Institutional Programs at the same price as Torch originally acquired the net profits interest. In connection with the sale to the Institutional Programs, Torch received a fee of $505,000 including the reimbursement of $70,000 in costs.

         PURCHASES FROM AND SALES TO NUEVO. During fiscal 1993 the Company sold undeveloped acreage to Nuevo for $62,500, which amount represented the Company's investment costs in such acreage. During fiscal years 1992, 1993, and 1994, the Company acquired interests in four exploratory prospects from Nuevo for an aggregate cost of $142,595 on the same terms as interests in such prospects were acquired by unaffiliated persons.

         MINING VENTURES. During fiscal year 1992, the Company acquired an average 24.4% interest in three mining ventures (the "Mining Ventures") from an unaffiliated person for $128,500. At the time of such acquisition, Mr. Bryan, his brother and Robert L. Gerry, a director and executive officer of Nuevo (the "Affiliated Group"), owned an average 21.5% interest in the Mining Ventures. The Company's interest in the Mining Ventures increased as it paid costs of the venture. As of March 31, 1994, the Company had invested $270,000 in the Mining Ventures and its interest had increased to 32.5% and the interest of the Affiliated Group decreased to 13.4%. The Company does not intend to fund additional material costs of the Mining Ventures.

         ODYSSEY MERGER. In connection with the Odyssey Merger, the former owners of Odyssey assigned approximately 5% of the consideration to the then current management of Odyssey, all of whom became employees of the Company following the acquisition. Pursuant to this agreement, a corporation owned by Mr. Groves received 20,625 shares of Common Stock and $123,750 and Mr. Welch received 10,312 shares of Common Stock and $61,875. The former owners of Odyssey also formed a new partnership ("New Odyssey") and transferred to it interests in certain prospects formerly owned by Odyssey. Messrs. Groves and Welch received a 2.25% and 1.125% interest, respectively, in New Odyssey. Certain subsidiaries of Torchmark which own Common Stock have agreed with Odyssey's former owners that if the Torchmark subsidiaries sell Common Stock in certain transactions, such subsidiaries will arrange for the sale of the Common Stock held by the former owners of Odyssey on the same basis as the Torchmark subsidiaries' shares are sold. Additionally, former owners of Odyssey have been granted registration rights with respect to such shares.

         3DX. Odyssey has entered into an agreement with 3DX pursuant to which Odyssey grants an election for 3DX to participate in every 3-D seismic prospect generated by Odyssey. Nuevo owns a 27% interest in a partnership that owns a 10% interest in 3DX.

         HAMPTON ACQUISITION. In connection with the purchase of 7,500 shares of Hampton Preferred Stock from R. Chaney & Partners ) 1993, L.P. (the "Chaney Partnership"), the Company agreed to indemnify and hold harmless the Chaney Partnership and its affiliates from any expenses to which they may become subject, to the extent arising out of the Company's purchase of such shares of Hampton Preferred Stock. One of the limited partners in the Chaney Partnership is Nuevo. The Company also agreed to reimburse the Chaney Partnership and its affiliates for any reasonable legal or other expenses incurred by them in connection with investigating or defending any claims giving rise to a right to indemnification. In addition, the Company agreed to reimburse the Chaney Partnership for legal fees (not to exceed $2,000) incurred by it in connection with the sale of such shares of Hampton Preferred Stock.

                          COMPLIANCE WITH SECTION 16(a)
                               OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent Stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they filed with the Commission.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1995, the Company's officers, directors and greater than ten percent Stockholders had complied with all Section 16(a) filing requirements.

                                PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at a date of payment into Common Stock of the Company) to the cumulative total return on the NASDAQ Market Index ("Broad Market") and the cumulative total return on the Dow Jones Secondary Oil Index ("Industry Index") from June 30, 1990 until present.

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                      OF COMPANY, INDUSTRY AND BROAD MARKET

                                           FISCAL YEAR ENDING
                          ----------------------------------------------------
COMPANY                   1990     1991     1992     1993      1994      1995
-------                   ----    -----    ------   ------    ------    ------
BELLWETHER EXPLORATION     100    78.13    81.25    109.38    140.63    150.00
INDUSTRY INDEX             100    91.97    85.58    103.01     99.60    104.17
BROAD MARKET               100    94.22    101.52   124.62    136.66    160.27

                                   PROPOSAL II
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Stockholders will be asked to ratify the appointment of Deloitte & Touche, LLP as independent auditors of the Company and its subsidiaries for the current fiscal year ending June 30, 1996.

         The Board of Directors of the Company approved the engagement of the accounting firm of KPMG Peat Marwick ("KPMG") as the independent auditors to the Company for the fiscal year ended June 30, 1993. The Company terminated the engagement of KPMG as the Company's principal independent accountants responsible for auditing all of the Company's financial statements, effective on or about June 13, 1994. This decision was influenced by the merger of the Company with AGRI on December 31, 1993. Deloitte & Touche, LLP previously audited the financial statements of AGRI.

         The decision to change accountants was not based upon a formal recommendation of the Board of Directors. However, certain directors participated in the decision process.

         KPMG's reports on the Company's financial statements for the fiscal year ended June 30, 1993 contained no adverse opinion or a disclaimer of opinion nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. The Company believes that during its fiscal year ended June 30, 1993 and the subsequent interim periods, there was, with regard to KPMG, neither any disagreement of the type described in Item 304(a)(1)(iv) of Regulation S-K nor any reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K. KPMG has stated in a letter to the Commission that it agrees with the Company's assertions set forth in this paragraph.

         The engagement of Deloitte & Touche, LLP as independent auditors of the Company is subject to approval by a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting.

         A representative of Deloitte & Touche, LLP will be present at the Annual Meeting with an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

         MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS APPROVE AND RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE FISCAL YEAR ENDING JUNE 30, 1996. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS A CONTRARY VOTE IS SPECIFIED.

                 STOCKHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

         Proposals of Stockholders of the Company that are intended to be presented at the 1996 Annual Meeting of the Stockholders of the Company must be received by the Secretary of the Company not less than 120 days in advance of the one year anniversary of the date of the 1995 Annual Meeting. Such proposals must be in conformity with all applicable legal provisions including Rule 14a-8 of the General Rules and Regulations under the Exchange Act and the Bylaws of the Company.


                                  OTHER MATTERS

         The cost of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the expenses incurred by brokerage houses nominees and fiduciaries in forwarding proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, telecopy, fax telegram or personal interview. Such persons will receive no additional compensation for such services. In addition, the Company has retained Automatic Data Processing to assist in soliciting proxies for a fee of $0.70 per proxy solicited plus out-of-pocket expenses. At such rate their fee for handling the 1995 proxies will be about $1,800.

         The Board of Directors has no information that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters should properly come before the meeting, the accompanying proxy confers discretionary authority on the persons named therein to vote it in accordance with the recommendations of the Board of Directors.

                                            By Order of the Board of
                                            Directors

                                            Roland E. Sledge
                                            Secretary

October 17, 1995

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1995 ARE AVAILABLE AT NO COST TO THE STOCKHOLDERS OF THE COMPANY UPON WRITTEN REQUEST TO ROLAND E. SLEDGE, SECRETARY OF THE COMPANY, 1221 LAMAR STREET, SUITE 1600, HOUSTON, TEXAS 77010-3039.